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                                                                    EXHIBIT 99.2


PRESS RELEASE

SALTON, INC. ANNOUNCES INTENTION TO ISSUE $150 MILLION OF SENIOR SUBORDINATED NOTES

MT. PROSPECT, Ill.--(BUSINESS WIRE)--April 9, 2001--Salton, Inc. (NYSE: SFP) today announced that it intends to issue approximately $150 million principal amount of Senior Subordinated Notes due 2008.

It is intended that Salton will offer these Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that they will not be initially registered under the Act. Accordingly, these Senior Subordinated Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Salton Inc.

About Salton Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For future information, see the reports and documents Salton files with the Securities and Exchange Commission.